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TABLE OF CONTENTS
TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(5)
Reg. No. 333-133324

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus, are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT Subject to Completion July 9, 2007

(To prospectus dated May 3, 2006)

9,500,000 Shares

Common Stock

We are offering all of the 9,500,000 shares of our common stock offered by this prospectus supplement.

Our common stock is traded on The Nasdaq Global Market under the symbol "DYAX." On July 5, 2007, the last reported sale price of our common stock was $4.18 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of material risks of investing in our common stock under the heading "Risk factors" beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,425,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                           and the total proceeds, before expenses, to us will be $                           .

The underwriters are offering the shares of our common stock as set forth under "Underwriting." Delivery of the shares of common stock will be made on or about July     , 2007.

Sole Book-Running Manager

UBS Investment Bank

Co-Managers

Deutsche Bank Securities	JPMorgan

This prospectus supplement and the accompanying prospectus, relate to the offering of shares of our common stock. You should read this prospectus supplement along with the accompanying prospectus carefully before making a decision to invest in our common stock. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus or documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. Neither the delivery of this prospectus supplement nor the sale of shares of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents do not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

All references in this prospectus supplement and the accompanying prospectus to "Dyax," "the Company," "we," "us," "our," or similar references refer to Dyax Corp. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

S-i

Prospectus supplement summary

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk factors" section, our consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment.

COMPANY OVERVIEW

We are a clinical stage biotechnology company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. We use our proprietary drug discovery technology, known as phage display, to identify antibody, small protein and peptide compounds for clinical development.

Our lead product candidate, DX-88 (ecallantide), is a recombinant small protein currently in clinical trials for its therapeutic potential in two separate indications. We have completed three Phase 2 trials and one Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE), a potentially life-threatening inflammatory condition. A second Phase 3 trial, known as EDEMA4, began in April 2007. DX-88 has orphan drug designation in the United States and European Union, as well as Fast Track designation in the United States, for the treatment of acute attacks of HAE.

Additionally, we have completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures. In May 2007, we initiated a Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures.

We own full worldwide commercial rights to the DX-88 program, including the HAE and on-pump CTS indications.

In addition to our candidates in clinical trials, we have identified two of our product candidates for preclinical development in oncology indications: DX-2240 and DX-2400. DX-2240, a fully human monoclonal antibody (Mab), has a novel mechanism of action that targets the Tie-1 receptor on tumor blood vessels. In preclinical models, DX-2240 has shown significant inhibition activity in combination with other antiangiogenic therapies. DX-2400, another fully human monoclonal antibody, is a novel protease inhibitor that specifically inhibits matrix metalloproteinase 14 (MMP-14), on tumor cells and tumor blood vessels. In preclinical models, DX-2240 has shown significant inhibition of tumor progression when used as a monotherapy.

We also have 12 other internal product candidates in our discovery and development pipeline. All of the compounds in our pipeline were discovered using our proprietary phage display technology, which rapidly identifies product candidates that bind with high affinity and specificity to therapeutic targets. Although we use this technology primarily to advance our own internal development activities, we also leverage it broadly through licenses and collaborations so that other biopharmaceutical and pharmaceutical companies can use the technology to discover and develop biopharmaceutical leads. Through this program, which we refer to as our Licensing and Funded Research Program, or LFRP, we have agreements with more than 70 licensees and collaborators, resulting in 13 product candidates that licensed third parties have advanced into clinical trials.

We expect to continue to incur significant operating losses over at least the next several years and do not expect to generate profits until the therapeutic products from our development portfolio reach the market after being subjected to the uncertainties of the regulatory approval process.

SELECTED DRUG DEVELOPMENT PIPELINE

The following table is a summary of our clinical, preclinical and discovery pipeline:

Compound	Indication	Stage of Development	Commercial Rights

DX-88 human scaffold (Kunitz domain)	HAE	Phase 3	Dyax
DX-88 human scaffold (Kunitz domain)	On-pump CTS	Phase 2	Dyax
DX-2240 human mAb	Oncology	Preclinical	Dyax
DX-2400 human mAb	Oncology	Preclinical	Dyax
12 Therapeutic programs human mAbs, Kunitz domains	Oncology and inflammation	Discovery	Dyax

OUR CLINICAL DEVELOPMENT PROGRAMS

Our clinical development program consists of ongoing programs to develop DX-88, our lead product candidate, in two separate indications.

DX-88.    DX-88, also known generically as ecallantide, is a compound that we developed using phage display and that we have shown in vitro to be a high affinity, high specificity inhibitor of human plasma kallikrein. Plasma kallikrein, an enzyme found in the liquid portion of blood, is believed to be a key component responsible for the regulation of the inflammation and coagulation pathways. Excess plasma kallikrein activity is thought to play a role in a number of inflammatory and autoimmune diseases. We believe that DX-88 may allow for fewer side effects and/or be more effective than other marketed inhibitors of kallikrein, which lack DX-88's specificity and affinity for plasma kallikrein.

DX-88 for the Treatment of HAE.    Hereditary angioedema, or HAE, is a genetic disease that can cause swelling of the larynx, gastrointestinal tract and extremities. In severe cases of HAE involving swelling of the larynx, HAE is life threatening and may require insertion of a breathing tube to prevent asphyxiation. No approved therapy exists in the United States for acute attacks of HAE. The frequency of attacks may be reduced with the chronic use of anabolic steroids. While this can reduce the frequency of attacks in some people, steroids are ineffective in treating an acute attack and are associated with many serious side effects. Published research indicates that plasma kallikrein is likely a primary mediator of both the pain and swelling in HAE. We believe that DX-88 has the potential to decrease both the severity and duration of symptoms during acute HAE attacks and, therefore, may provide an effective treatment for this disease.

HAE affects between 1 in 10,000 to 1 in 50,000 people around the world. Despite the fact that 85% of sufferers experience symptoms before age 20, 68% of patients are not diagnosed until after age 20. We estimate there are approximately 10,000 immediately addressable HAE patients in the United States and Europe.

The clinical development of DX-88 for HAE is summarized as follows:

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In March 2003, we completed a 9-patient, multi-center, open-label, single dose, dose-escalating Phase 2 study, known as EDEMA0.

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In May 2004, we completed a 48 patient, multi-center, placebo-controlled, single dose, dose-escalating Phase 2 study, known as EDEMA1.

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In January 2006, we completed a 240-attack (77-patient), multi-center, open-label, repeat dosing Phase 2 study, known as EDEMA2.

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In November 2006, we completed a 72-patient, multi-center, Phase 3 study, known as the EDEMA3 trial, which was conducted at 34 sites in the United States, Europe, Canada and Israel. The primary objective of the EDEMA3 trial was to determine the efficacy and safety of our fixed 30 mg subcutaneous (SC) dose of DX-88 for patients suffering from moderate to severe acute HAE attacks. The EDEMA3 trial was comprised of two phases: a double-blind, placebo-controlled phase and a repeat dosing phase. In the first phase, HAE patients received either a single dose of DX-88 or placebo. After patients received one treatment in the placebo-controlled portion of the study, they were eligible for the second phase where they received repeat dosing with DX-88 for any subsequent acute attacks.

In the EDEMA3 trial, statistically significant results (DX-88-treated patients versus placebo) were achieved for both the primary and secondary endpoints. The primary endpoint, symptom improvement at four hours measured by a Treatment Outcome Score (TOS) developed for HAE attacks, had a p-value of 0.021. The two secondary endpoints also demonstrated statistical significance. The patient reported assessment of individual symptom burden at four hours, measured using a Mean Symptom Complex Severity score (MSCS), had a p-value of 0.024. Time to significant improvement in overall response (defined for this trial as the first time within the first 4 hours after dosing that the patient reported the symptom complex as "a lot better" or "resolved") had a median time of 149 minutes for the DX-88 group versus greater than 4 hours for the placebo group (p=0.044). The overall EDEMA3 safety results showed that DX-88 continues to be well tolerated in single and multiple dosing. The EDEMA3 trial is the largest successfully completed, placebo-controlled trial for the HAE indication under a United States Investigational New Drug application.

In addition to these completed studies, in April 2007 we treated the first patient in a second Phase 3 study, known as EDEMA4. The EDEMA4 trial is a 52-patient, multi-center study being conducted at approximately 40 sites in the United States. The trial is being conducted as a double-blind, placebo-controlled study in which HAE patients will receive a single 30 mg SC dose of DX-88 or placebo. This trial, which is being conducted under a Special Protocol Assessment agreed upon with the FDA, is intended to further support the validity of the patient reported outcome methodology used in the EDEMA3 trial and further assess the efficacy and safety of DX-88. An on-going, open-label continuation study is also being conducted to augment our clinical data with respect to DX-88.

To date, our study results in patients exposed to multiple doses suggest that DX-88 can provide repeated therapeutic benefit to HAE patients for all types of HAE attacks, including potentially fatal laryngeal attacks. Furthermore, there is no apparent decrease in DX-88's therapeutic effects on HAE attacks in these patients. To date, DX-88 has been well tolerated in clinical trials.

In light of the data generated by the trials we have completed to date and assuming the successful completion of the EDEMA4 trial, we now estimate regulatory approval of DX-88 for HAE in the United States in late 2008, followed by approval in the European Union. However, because regulatory approvals for new pharmaceutical products can be and often are significantly delayed or refused for numerous reasons, including those described under "Risk factors", DX-88 may not be approved on the timeline we expect, or at all.

DX-88 for On-Pump CTS.    Industry publications report that there are an estimated one million procedures performed worldwide each year involving on-pump CTS. On-pump CTS procedures are performed for patients who have narrowings or blockages of the coronary arteries and often involve use of a heart-lung machine, which is commonly referred to as the "pump". In these procedures, the heart is stopped with medications, and the pump does the work of the heart and lungs during surgery.

This allows the surgeon to position the heart as needed, to accurately identify the arteries and to perform the bypass while the heart is stationary.

The use of the pump during CTS procedures elicits an adverse systemic inflammatory response. Many patients undergoing on-pump CTS procedures experience significant intraoperative blood loss that requires transfusion. Kallikrein has been implicated in the body's response to on-pump heart surgery as a major contributor to the significant blood loss seen in on-pump CTS patients and to the pathologic inflammation that plays a role in the complications of on-pump CTS procedures. The only currently approved inhibitor of plasma kallikrein is aprotinin, currently marketed by Bayer AG under the name of Trasylol®.

We are currently developing DX-88 as an alternative treatment for patients undergoing on-pump CTS procedures. In December 2003, we completed the evaluation of DX-88 in a Phase 1/2 study in the United States for the prevention of blood loss in patients undergoing on-pump CABG surgeries. Furthermore, in May 2007 we initiated a Phase 2 trial for further development of DX-88 in this on-pump CTS indication, including CABG and heart valve replacement or repair procedures. The current Phase 2 trial for on-pump CTS is a 160-patient, randomized, placebo-controlled trial that will be conducted at twelve or more major U.S. cardiac surgery centers. The trial will compare a low dose or high dose of DX-88 versus placebo and will investigate various endpoints that include: chest tube drainage, transfusion requirements, and pharmacodynamic measurements. We believe that DX-88 may have benefits over aprotinin, as DX-88 is a recombinant human protein while aprotinin is animal-derived, which may make DX-88 appear less foreign to the patient's immune system. DX-88 has also been shown in vitro to be 1,000 times more potent than aprotinin as an inhibitor of plasma kallikrein.

OTHER BIOPHARMACEUTICAL DISCOVERY AND DEVELOPMENT PROGRAMS

In addition to our lead product candidate, DX-88, we are also actively pursuing other biopharmaceutical discovery and development programs, with an emphasis on oncology and inflammatory indications. We currently have 14 other product candidates in our discovery and development pipeline, two of which are currently in preclinical development. Our most advanced is DX-2240, our first fully human monoclonal antibody product candidate developed using our phage libraries. DX-2240 targets the Tie-1 receptor on tumor blood vessels. This antibody inhibits tumor vascular development by a novel mechanism that is distinct from the ones targeting other pathways such as the vascular endothelial growth factor, or VEGF, pathway. In animal models to date, DX-2240 inhibited lung, colorectal, renal, pancreatic and prostate tumor growth and had significant inhibition activity in combination with other antiangiogenic therapies, such as Genentech's Avastin® and Bayer's Nexavar®. Currently, we expect to conclude preclinical studies on DX-2240 in the second half of 2007 in order to be in a position to file an IND, subject to strategic considerations, which may include partnering.

Our development pipeline also includes DX-2400, a fully human monoclonal antibody that is a novel protease inhibitor that specifically inhibits, matrix metalloproteinase 14 (MMP-14), on tumor cells and tumor blood vessels. DX-2400 offers a potential treatment for a broad range of solid tumors. It has been shown to significantly inhibit tumor progression and metastasis in multiple preclinical models in a dose-responsive manner when used as a monotherapy.

LICENSING AND FUNDED RESEARCH PROGRAM

Through our LFRP, we have over 70 licensees and collaborators with active drug discovery or development programs utilizing, or based on compounds discovered with, our phage display technology. These programs have produced 13 product candidates that have been advanced into clinical trials. We are entitled to receive milestones and/or royalties from our licensees and collaborators to the extent that any of these product candidates advance in development and are ultimately commercialized. During 2006, we monetized and sold a substantial portion of the future revenues that the LFRP may generate through 2017 to Paul Royalty Holdings II LP, or Paul Royalty,

for $30 million in upfront cash, with an option for an additional $5 million if the LFRP achieves specified revenue levels by the end of 2008.

OUR PHAGE DISPLAY TECHNOLOGY

Living organisms, such as viruses, have the ability to display a foreign gene product, or protein, on their surfaces. Based on this ability of organisms to display proteins, our scientists in the late 1980s invented protein phage display, a novel method to individually display up to tens of billions of human antibodies, peptides or small proteins on the surface of a small bacterial virus called a bacteriophage, or phage. Using phage display, we have built large collections, or libraries, of antibodies, small proteins or peptides that we use to rapidly identify those compounds that bind with high affinity and high specificity to targets of interest.

Through the use of our proprietary phage display technology, we have been able to establish a broad discovery platform to identify compounds that interact with a wide array of targets that are membrane proteins or circulating proteins, all of which have been shown to be involved in pathologic processes. Our discovery capabilities have been further enhanced through automation and as a result, we are now able to evaluate a large number of molecules binding to each target. In this way we can rapidly identify and select a specific antibody, peptide or small protein with the desired biochemical and biological characteristics. While our discovery research efforts are focused primarily on monoclonal antibodies, we are also testing the in vitro and in vivo activity of several of our peptide and small protein compounds.

OUR BUSINESS STRATEGY

Our business strategy is to build a broad portfolio of biotherapeutic products developed using our proprietary phage display technology. We intend to accomplish this through the following activities:

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Focus our efforts on completing the clinical development of DX-88 for the treatment of HAE;

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Complete the ongoing Phase 2 trial of DX-88 as a treatment for patients undergoing on-pump CTS;

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Optimize the value of the DX-88 franchise through one or more strategic collaborations;

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Position ourselves to advance one other product candidate into the clinic in 2007;

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Continue to use our technology and expertise to discover, develop and commercialize new therapeutic product candidates either alone or in collaboration with partners; and

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Continue to license our technology broadly under the LFRP.

OUR CORPORATE INFORMATION

We are a Delaware corporation, incorporated in 1989, and merged with Protein Engineering Corporation in August 1995. Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts 02139, and our telephone number is (617) 225-2500. Our web site address is http://www.dyax.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The offering

Common stock offered by us	9,500,000 shares
Common shares to be outstanding after this offering	57,718,883 shares
Use of proceeds
We intend to use the net proceeds of this offering for research and development, working capital and general corporate purposes, including clinical development of DX-88 in the HAE and on-pump CTS indications and preclinical development and discovery research of our other product candidates. See "Use of proceeds" on page S-26.
Nasdaq Global Market Symbol	DYAX

The total shares of common stock outstanding immediately before this offering is based on 48,218,883 shares outstanding as of March 31, 2007 and excludes as of that date:

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3,852,611 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.00 per share;

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10,250,000 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan, of which 1,446,374 shares remain available for future grant; and

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13,859 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan, of which 13,859 shares remain available for future grant.

These amounts do not reflect the additional shares of common stock reserved for issuance under our plans that were approved at our annual meeting of stockholders on May 17, 2007, consisting of (i) 3,600,000 additional shares under our 1995 Equity Incentive Plan and (ii) 300,000 additional shares under our 1998 Employee Stock Purchase Plan.

Unless otherwise indicated, all information contained in this prospectus supplement assumes:

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No exercise of the underwriters' over-allotment option to purchase 1,425,000 additional shares of our common stock; and

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No exercise of outstanding options to purchase shares of common stock.

Summary consolidated financial data

The tables below present our summary consolidated statement of operations and balance sheet data. We have derived our summary consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived our summary consolidated statement of operations data for the three months ended March 31, 2006 and 2007 and our summary consolidated balance sheet data as of March 31, 2007 from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected in the fiscal year ending December 31, 2007 or any other period. You should read the summary consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Three Months Ended March 31,
Consolidated statement of operations data:	2004	2005	2006	2006	2007

				(unaudited)
	(in thousands, except share and per share amounts)
Product development and license fee revenues	$16,590	$19,859	$12,776	$2,674	$2,630
Costs and expenses:
Research and development expenses	39,432	47,376	53,637	10,592	20,314
Less research and development expenses reimbursed by joint venture (Dyax-Genzyme LLC)	(10,408)	(20,688)	(16,100)	(3,907)	(7,000)

Net research and development	29,024	26,688	37,537	6,685	13,314
Equity loss in joint venture (Dyax-Genzyme LLC)	5,988	11,952	10,352	2,445	3,831
General and administrative expenses	14,451	12,784	14,658	3,854	4,088

Total operating expenses	49,463	51,424	62,547	12,984	31,233

Loss from operations	(32,873)	(31,565)	(49,771)	(10,310)	(18,603)
Other (expense) income, net	(241)	621	(552)	313	(1,414)

Net loss	$(33,114)	$(30,944)	$(50,323)	$(9,997)	$(20,017)

Basic and diluted loss per share:
Net loss	$(1.06)	$(0.87)	$(1.18)	$(0.26)	$(0.44)

Shares used in computing basic and diluted net loss per share	31,207,218	35,455,782	45,532,466	39,106,230	45,523,025

	As of March 31, 2007
Balance sheet data:	Actual	As Adjusted(2)

	(unaudited) (in thousands)
Cash, cash equivalents and short-term investments	$60,891	$98,018
Working capital(1)	47,073	84,200
Total assets	86,979	124,106
Long-term obligations	42,439	42,439
Accumulated deficit	252,640	252,640
Total stockholders' equity	21,700	58,827

(1)
Working capital represents total current assets less total current liabilities.

(2)
As adjusted to reflect the issuance and sale by us of 9,500,000 shares of our common stock in this offering, assuming a public offering price of $4.18 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Risk factors

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the events described in the following risk factors occurs, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of net losses and expect to incur significant additional net losses.

We have incurred net losses since our inception in 1989. We incurred net losses of $50.3 million and $20.0 million in the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. As of March 31, 2007, we had an accumulated deficit of approximately $252.6 million. We expect to incur substantial additional net losses over the next several years as our research, development, preclinical testing and clinical trial activities increase, particularly with respect to our current lead product candidate, DX-88. We have not generated any revenue from product sales to date, and it is possible that we will never have significant, if any, product sales revenue.

Currently, we generate revenue from collaborators through research and development funding and through license and maintenance fees that we receive in connection with the licensing of our phage display technology. In August 2006, we sold a portion of the receipts from these fees to Paul Royalty for an upfront payment of $30 million.

To become profitable, we, either alone or with our collaborators, must successfully develop, manufacture and market our current product candidates, including DX-88, and other products and continue to leverage our phage display technology to generate research funding and licensing revenue. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates or licensed technology.

We may be unable to raise the capital that we will need to sustain our operations.

We expect that the proceeds of this offering, existing cash, cash equivalents, and short-term investments plus anticipated cash flow from product development, collaborations and license fees (as reduced by payments under our agreement with Paul Royalty) will be sufficient to support our current operating plans into 2009. We may, however, need or choose to raise additional funds before then. We will need additional funds if our cash requirements exceed our current expectations or if we generate less revenue than we expect.

Our future capital requirements will depend on many factors, including:

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the progress of our drug discovery and development programs;

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our ability to develop and commercialize our product candidates;

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maintaining or expanding our existing collaborative and license arrangements and entering into additional ones;

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the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborators and licensees;

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our decision to manufacture materials used in our product candidates;

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competing technological and market developments;

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costs of defending our patents and other intellectual property rights; and

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the amount and timing of additional capital equipment purchases.

We may also seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all, and we may not be able to enter into additional collaborative arrangements. In addition, the terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

Our biopharmaceutical product candidates must undergo rigorous clinical trials and regulatory approvals, which could substantially delay or prevent their development or marketing.

Before we can commercialize any biopharmaceutical product, we must engage in a rigorous clinical trial and regulatory approval process mandated by the FDA and analogous foreign regulatory agencies. This process is lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. We do not know when, or if, our ongoing clinical trials will be completed. We also cannot accurately predict when other planned clinical trials will begin or be completed. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, alternative therapies, competing clinical trials and new drugs approved for the conditions that we are investigating. For example, four other companies are conducting clinical trials of treatments for HAE and have announced plans for trials that are seeking or likely to seek patients with HAE. In addition, competition for patients in cardiovascular disease trials is particularly intense because of the limited number of leading cardiologists and the geographic concentration of major clinical centers. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Such delays may increase our costs and slow down our product development and the regulatory approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. The occurrence of any of these events will delay our ability to generate revenue from product sales and impair our ability to become profitable, which may cause us to have insufficient capital resources to support our operations.

Although we have estimated elsewhere in this prospectus supplement when we might obtain regulatory approval of DX-88 for HAE, because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include the following:

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we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

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we have limited experience in conducting the clinical trials necessary to obtain regulatory approval; and

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data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. Our Investigational New Drug Applications for our recombinant protein DX-88, for example, were placed on clinical hold by the FDA in May 2004, following the FDA's evaluation of certain animal test data submitted by us. Although that study was allowed to continue, we were required by the FDA to conduct additional testing at additional expense. There is no guarantee that we will be able to resolve similar issues in the future, either quickly, or at all. In addition, our or our collaborators' failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

In November 2006, we treated our last patient in a Phase 3 clinical trial of DX-88 for the treatment of HAE, and we treated the first patient in our second Phase 3 trial, known as the EDEMA4 trial, in April 2007. Before filing a Biologic License Application (BLA) for marketing approval of this product in this indication, we will need to complete the EDEMA4 trial. HAE is an indication with a particularly small patient population, and this trial may, for this or any of the other reasons described above, take longer than anticipated to complete.

We have developed the protocol for our EDEMA4 clinical trial utilizing the FDA's special protocol assessment, or SPA, process. This process is designed to provide a reasonable level of certainty to sponsors of investigational drugs that the FDA will not question the adequacy of a pivotal clinical trial once the related protocol has been reviewed and cleared by the FDA. However, the SPA process does not preclude the FDA from raising new concerns at any time during the review process, and applicable FDA regulation further provides that FDA can require trial design changes if there arises a substantial scientific issue essential to determining the safety or effectiveness of the drug. Consequently, the FDA may ultimately not accept our EDEMA4 trial design as adequate to support regulatory approval, regardless of the clinical results obtained.

We lack experience in and/or capacity for conducting clinical trials, handling regulatory processes, and conducting sales and marketing activities. This lack of experience and/or capacity may adversely affect our ability to commercialize any biopharmaceuticals that we may develop.

We have hired experienced clinical development and regulatory staff to develop and supervise our clinical trials and regulatory processes. However, we will remain dependent upon third party contract research organizations to carry out some of our clinical and preclinical research studies for the foreseeable future. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may also experience unexpected cost increases that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider.

However, changing our service provider may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Similarly, we may be unable to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms. For certain products, we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful or the product may not be approved.

As a result we may experience delays in the commercialization of our biopharmaceuticals and we may be unable to compete effectively.

Because we currently lack the resources, capability and experience necessary to manufacture biopharmaceuticals, we will depend on third parties to perform this function, which may adversely affect our ability to commercialize any biopharmaceuticals we may develop.

We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals and do not plan to have that capacity for the foreseeable future. We also lack the resources, capability and experience necessary to manufacture biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceutical candidates. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue to us.

To date we have identified only a few facilities that are capable of producing material for preclinical and clinical studies and we cannot assure you that they will be able to supply sufficient clinical materials during the clinical development of our biopharmaceutical candidates. There is no assurance that contractors will have the capacity to manufacture or test our products at the required scale and within the required time frame. There is no assurance that the supply of clinical materials can be maintained during the clinical development of our biopharmaceutical candidates. We will also be dependent on contract manufacturers to produce and test any biopharmaceuticals that are approved for market.

In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market our product candidates.

Even if we obtain regulatory approval, our biopharmaceutical products will continue to be subject to governmental review. If we, or our suppliers, fail to comply with FDA or other government regulations, our business, financial condition, and results of operations would be adversely affected.

Even if regulatory approval is obtained, our biopharmaceutical products will continue to be subject to extensive and rigorous regulation by the FDA and comparable foreign authorities. These regulations govern, among other things, the manufacturing, labeling, storage, advertising, promotion, sale, and distribution of our products.

Previously unidentified adverse events or an increased frequency of adverse events that may occur post-approval could result in labeling modifications of approved products, which could adversely affect future marketing. Approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Later discovery of previously unknown problems with a product, manufacturer or facility may result in the FDA and/or other regulatory agencies requiring further clinical research or restrictions on the product or the manufacturer, including withdrawal of the drug product from the market.

In addition, the facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA's strict regulatory requirements, they will not be able to secure FDA approval for the manufacturing facilities. Our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with current Good Manufacturing Practices, or cGMPs, and similar regulatory requirements. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

The restriction, suspension, or revocation of regulatory approvals or any other failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to find a strategic partner for our DX-88 product candidate, we may be unable to generate revenues from, or recoup our investments in, DX-88.

We are currently evaluating how to optimize the value of our DX-88 product candidate, including its indications for HAE and on-pump CTS. Since we do not currently have the resources to conduct a large clinical trial of DX-88 in on-pump CTS, or a sales force to market and commercialize DX-88, it is likely that we will need to enter into one or more strategic collaborations to successfully commercialize DX-88 in both indications currently in development. If we are not able to find a suitable collaborator or collaborators, or we are unable to negotiate acceptable terms for a collaboration, we may not be able to fully develop and commercialize DX-88, which would adversely affect our business and the value of our common stock.

Paul Royalty is entitled to a significant portion of our LFRP revenues, which may limit our ability to fund some of our operations.

Under the terms of our Royalty Interest Assignment Agreement with Paul Royalty, Paul Royalty is entitled to receive a percentage of net revenues, including all royalties, milestones, and license fees receivable by us under the LFRP.

The exact amount of net revenues due to Paul Royalty is based on a specified percentage of net revenues and is subject to a guaranteed minimum. These percentages range from 70% to 1% on different tiers of the annual net LFRP receipts. These percentages will increase on a pro rata basis if Dyax is eligible for and exercises its option to require an additional $5 million investment by Paul Royalty. Annual guaranteed minimum payments to Paul Royalty start at $1.75 million through 2007 and increase to $3.5 million in 2008 and 2009, $6.0 million for years 2010 through 2013 and $7.0 million for years 2014 through 2017. Paul Royalty's rights to receive these payments continues for the 10-year term of the agreement. The agreement will extend for two additional years if the LFRP does not meet certain financial performance thresholds. Upon termination of the agreement, all rights to LFRP receipts will revert to Dyax.

The revenues from the LFRP have historically been used to fund our ongoing operations. We cannot guarantee that the upfront payment that we received for these revenues will be sufficient to replace these revenues over the term of the agreement with Paul Royalty. In addition, if the LFRP fails to generate sufficient revenue to fund the annual guaranteed minimum payments to Paul Royalty, we will be required to fund such obligations from cash on hand or from other sources, further decreasing the funds available to operate our business. These and other obligations to Paul Royalty may hinder or prevent our ability to achieve our financial or operating objectives.

Under certain circumstances, Paul Royalty can require us to repurchase its royalty interest at a substantial price that may significantly deplete our cash resources, limit our ability to enter into significant business transactions or make us a less attractive acquisition candidate.

Under the terms of our Royalty Interest Assignment Agreement with Paul Royalty, Paul Royalty is entitled to require us to repurchase its royalty interest under the following circumstances:

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a change in control of Dyax;

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a bankruptcy event;

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a transfer by us of a majority of our assets that has a material effect on either the net present value of the projected LFRP receipts or our ability to pay the minimum guaranteed payments;

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a transfer by us of any part of the assets supporting the LFRP other than in the ordinary course of business; or

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any breach of certain material covenants and representations in the agreement.

Under these circumstances Paul Royalty can require us to repurchase its royalty interest, at a repurchase price equal to the greater of (a) 200% of the cumulative payments made by Paul Royalty under the agreement less the cumulative payments previously received by Paul Royalty from the LFRP or (b) the amount which will provide Paul Royalty, when taken together with the royalties previously paid, a specified rate of return of 25%.

In addition, in the event of breaches of certain other representations or covenants or the happening of certain other events that have a material adverse effect on projected revenues under the LFRP, Paul Royalty has the right to require us to repurchase from Paul Royalty its royalty interest at lower but still significant prices. If Paul Royalty requires us to repurchase its royalty interest, it is likely to have a material adverse effect on our ability to fund our operations and could cause us to become insolvent. Since certain events related to but prior to a formal bankruptcy filing could trigger a repurchase event, the exercise of the repurchase option by Paul Royalty in such circumstances may increase the likelihood that we will need to file for bankruptcy protection.

Additionally, because Paul Royalty is entitled to exercise its repurchase right upon a change of control, or upon the sale of the LFRP program or its assets, we may not be able to effect an otherwise attractive business transaction that would have one of these results and it will make it more difficult for a third party to acquire us, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

Product liability and other claims against us may reduce demand for our product candidates or result in substantial damages.

We face an inherent risk of product liability exposure related to testing our product candidates in human clinical trials and will face even greater risks if we sell our product candidates commercially.

An individual may bring a product liability claim against us if one of our product candidates causes, or merely appears to have caused, an injury. Moreover, in some of our clinical trials, we test our product candidates in indications where the onset of certain symptoms or "attacks" could be fatal. Although the protocols for these trials include emergency treatments in the event a patient appears to be suffering a potentially fatal incident, patient deaths may nonetheless occur. As a result, we may face additional liability if we are found or alleged to be responsible for any such deaths.

These types of product liability claims may result in:

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decreased demand for our product candidates;

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injury to our reputation;

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withdrawal of clinical trial volunteers;

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related litigation costs; and

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substantial monetary awards to plaintiffs.

If we fail to establish and maintain strategic license, research and collaborative relationships, or if our collaborators are not able to successfully develop and commercialize product candidates, our ability to generate revenues could be adversely affected.

Our business strategy includes leveraging some of our product candidates, as well as our proprietary phage display technology, through collaborations and licenses that are structured to generate revenues through license fees, technical and clinical milestone payments, and royalties. For us to continue to receive any significant payments from our licenses and collaborations and generate sufficient revenues to meet the minimum required payments under our agreement with Paul Royalty, the relevant product candidates must advance through clinical trials, establish safety and efficacy, and achieve regulatory approvals and market acceptance. In general, however, under our existing license and collaboration agreements, our licensees and collaborators:

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are not obligated to develop or market product candidates discovered using our phage display technology;

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may pursue alternative technologies or develop competing products;

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control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

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may terminate their collaborative arrangements with us under specified circumstances, including, for example, a change of control, with short notice; and

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may disagree with us as to whether a milestone or royalty payment is due or as to the amount that is due under the terms of our collaborative arrangements.

We cannot assure you that we will be able to maintain our current licensing and collaborative efforts, nor can we assure the success of any current or future licensing and collaborative relationships. If any significant portion of our licensing and collaborative efforts fail, our business and financial condition would be materially harmed.

We and our collaborators may not be able to gain market acceptance of our biopharmaceutical product candidates, which could adversely affect our revenues.

We cannot be certain that any of our biopharmaceutical product candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical candidates and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

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their clinical efficacy and safety;

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their cost-effectiveness;

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their potential advantage over alternative treatment methods;

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their marketing and distribution support;

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reimbursement policies of government and third-party payors; and

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market penetration and pricing strategies of competing and future products.

If our products do not achieve significant market acceptance, our revenues could be adversely affected.

We have pledged our assets related to the LFRP to Paul Royalty; therefore, we may not be free to use those assets at our discretion.

Paul Royalty has been granted a security interest in the intellectual property and other assets related to the LFRP. As a result of the security interest granted to Paul Royalty, we may not sell our rights to part or all of those assets, or take certain other actions, without first obtaining the permission of Paul Royalty. This requirement could delay, hinder or condition our ability to enter into corporate partnerships or strategic alliances with respect to these assets.

Competition and technological change may make our potential products and technologies less attractive or obsolete.

We compete in industries characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by our competitors may render some or all of our technologies, products or potential products obsolete or non-competitive.

Our principal focus is on the development of therapeutic products. We plan to conduct research and development programs to develop and test product candidates and demonstrate to appropriate regulatory agencies that these products are safe and effective for therapeutic use in particular indications. Therefore our principal competition going forward, as further described below, will be companies who either are already marketing products in those indications or are developing new products for those indications. Many of our competitors have greater financial resources and experience than we do.

For DX-88 as a treatment for HAE, our principal competitors include Jerini AG, Pharming Group N.V., Lev Pharmaceuticals, Inc and CSL Behring. CSL Behring currently markets Berinert®, a plasma-derived C1 esterase inhibitor that is approved for the treatment of HAE in several European countries.

Lev Pharmaceuticals has received both fast track and orphan drug designations from the FDA for its plasma-derived C1 esterase inhibitor and has completed a Phase 3 clinical trial in the United States.

CSL Behring received an orphan drug designation from the FDA for its plasma-derived C1 esterase inhibitor and has initiated a Phase 3 clinical trial in the United States. Jerini has received orphan drug designations from both the FDA and the European Medicines Agency (EMEA) for its bradykinin receptor antagonist, known as Icatibant, which is delivered by subcutaneous injection. Jerini has completed Phase 3 clinical trials with Icatibant in the United States and Europe. Pharming has received orphan drug designations from both the FDA and EMEA, as well as a fast track designation from the FDA for its recombinant C1 esterase inhibitor. Pharming has initiated Phase 3 clinical trials in both the United States and Europe and in July 2006 announced the submission of a Marketing Authorization Application to the EMEA. Other competitors include companies that market or are developing corticosteroid drugs or other anti-inflammatory compounds.

For DX-88 as a treatment for reducing blood loss in cardiothoracic surgery procedures, our principal competitors are Bayer AG and Xanodyne Pharmaceuticals, Inc. Bayer currently markets Trasylol® (aprotinin) and Xanodyne currently markets Amicar® (aminocaproic acid), both of which are used for the reduction of blood loss during on-pump CTS procedures. A number of other organizations, including Novo Nordisk A/S and Vanderbilt University, are developing other products for this indication.

For our potential oncology product candidates, including DX-2240 and DX-2400, our potential competitors include numerous pharmaceutical and biotechnology companies, most of which have substantially greater financial resources and experience than we do.

In addition, most large pharmaceutical companies seek to develop orally available small molecule compounds against many of the targets for which others and we are seeking to develop antibody, peptide and/or small protein products.

Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new antibody, peptide and/or small protein products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify antibodies that bind to a desired target are transgenic mouse technology and the humanization of murine antibodies derived from hybridomas. Amgen Inc. (as a result of its acquisition of Abgenix Inc.), Medarex Inc., Genmab A/S, and Protein Design Labs, Inc. are leaders in these technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutics and diagnostic products on a non-exclusive basis. Our licensees may compete with us in the development of specific therapeutic and diagnostic products. In particular, BioInvent International AB, Cambridge Antibody Technology Group plc (CAT), Morphosys AG and XOMA Ireland Limited, all of which have licenses to our base technology, compete with us, both to develop therapeutics and to offer research services to larger pharmaceutical and biotechnology companies. Biosite Incorporated, which is also a patent licensee of ours, has partnered with Medarex, Inc. to combine phage display technology with transgenic mouse technology to create antibody libraries derived from the RNA of immunized mice. Other companies are attempting to develop new antibody engineering technology. These include CAT, a wholly owned subsidiary of AstraZeneca, which is developing ribosomal display technology and antibody mimics, Verenium Corporation (formerly Diversa Corp.) which is developing combinatorial arrays for large-scale screening of antibodies, Domantis Limited, which makes single domain antibody libraries, and Novagen, Inc., which is developing cDNA display technology.

In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions that may prevent us from successfully commercializing our products.

Our success depends significantly upon our ability to obtain and maintain intellectual property protection for our products and technologies and upon third parties not having or obtaining patents that would prevent us from commercializing any of our products.

We face risks and uncertainties related to our intellectual property rights. For example:

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we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop or have developed;

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third parties may obtain patents covering the manufacture, use or sale of these products or processes, which may prevent us from commercializing any of our products under development globally or in certain regions; or

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our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we may be unable to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by any inability to license or any invalidity of our patents or otherwise, would negatively affect our research and revenues and could trigger a default or an obligation to repurchase under our Royalty Interest Assignment Agreement with Paul Royalty. Additionally, the patents for our core phage display technology, known as the Ladner patents, will expire between 2009 and 2012. The expiration of these patents could adversely affect our licensing revenues.

In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights covering those processes or products. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through the cross licenses with Affimed Therapeutics AG, Affitech AS, Biosite Incorporated, Cambridge Antibody Technology Limited, Domantis Limited, Genentech, Inc. and XOMA Ireland Limited, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from other third parties. In order for us to commercialize a process or product, we may need to license the patent or other rights of other parties. If a third party does not offer us a needed license or offers us a license only on terms that are unacceptable, we may be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under their agreement with us, we might lose future milestone payments and royalties, which would adversely affect us and our ability to meet our obligations to Paul Royalty. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products and could require us to pay substantial monetary damages.

We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a material negative effect on our business.

Proceedings to obtain, enforce or defend patents and to defend against charges of infringement are time consuming and expensive activities. Unfavorable outcomes in these proceedings could limit our patent rights and our activities, which could materially affect our business.

Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the United States Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, our first phage display patent in Europe, European Patent No. 436,597, known as the 597 Patent, was ultimately revoked in 2002 in proceedings in the European Patent Office. We have one divisional patent application of the 597 Patent pending in the European Patent Office. We cannot be assured that we will prevail in the prosecution of this patent application. We will not be able to prevent other parties from using our phage display technology in Europe if the European Patent Office does not grant us another phage display.

The issues relating to the validity, enforceability and possible infringement of our patents present complex factual and legal issues that we periodically reevaluate. Third parties have patent rights related to phage display, particularly in the area of antibodies. While we have gained access to key patents in the antibody area through our cross-licensing agreements with Affimed, Affitech, Biosite, Domantis, Genentech, XOMA and CAT, other third party patent owners may contend that we need a license or other rights under their patents in order for us to commercialize a process or product. In addition, we may choose to license patent rights from third parties. While we believe that we will be able to obtain any needed licenses, we cannot assure you that these licenses, or licenses to other patent rights that we identify as necessary in the future, will be available on reasonable terms, if at all. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products. Moreover, if we are unable to maintain the covenants with regard to phage display improvements that we obtain from our licensees through our patent licensing program and the licenses that we have obtained to third party phage display patent rights it could have a material adverse effect on our business.

We would expect to incur substantial costs in connection with any litigation or patent proceeding. In addition, our management's efforts would be diverted, regardless of the results of the litigation or proceeding. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

In all of our activities, we substantially rely on proprietary materials and information, trade secrets and know-how to conduct research and development activities and to attract and retain collaborative partners, licensees and customers. Although we take steps to protect these materials and information, including the use of confidentiality and other agreements with our employees and consultants in both academic commercial relationships, we cannot assure you that these steps will be adequate, that these agreements will not be violated, or that there will be an available or sufficient remedy for any such violation, or that others will not also develop the same or similar proprietary information.

Our revenues and operating results have fluctuated significantly in the past, and we expect this to continue in the future.

Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results will depend on:

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the timing of our increased research and development expenses;

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the establishment of new collaborative and licensing arrangements;

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the effect of the reduction in receipts that we will receive from our licensing and funded research program as a result of our agreement with Paul Royalty;

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the timing and results of clinical trials;

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the development and marketing programs of current and prospective collaborators; and

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the completion of certain milestones.

If the revenues we receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

If we lose or are unable to hire and retain qualified personnel, then we may not be able to develop our products or processes.

We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented.

We use and generate hazardous materials in our business, and any claims relating to the improper handling, storage, release or disposal of these materials could be time-consuming and expensive.

Our phage display research and development involves the controlled storage, use and disposal of chemicals and solvents, as well as biological and radioactive materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. If an accident occurs, an injured party could seek to hold us liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may have significant product liability exposure.

We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

Our business is subject to risks associated with international operations and collaborations.

We receive product development and license fees from international collaborations. For the quarter ended March 31, 2007, we earned revenue of approximately $1.0 million from companies based outside of the United States. All of our revenue contracts are paid in United States dollars. We expect that international product development and license fees will continue to account for a significant percentage of our revenues for the foreseeable future. In addition, we have direct investments in subsidiaries located in the European Union. Our operations could be limited or disrupted, and the value of our direct investments may be diminished, by any of the following:

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fluctuations in currency exchange rates;

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the imposition of governmental controls;

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less favorable intellectual property or other applicable laws;

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the inability to obtain any necessary foreign regulatory approvals of products in a timely manner;

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import and export license requirements;

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political instability;

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terrorist activities; and

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difficulties in staffing and managing international operations.

A portion of our business is conducted in currencies other than our reporting currency, the United States dollar. We recognize foreign currency gains or losses arising from our operations in the period in which we incur those gains or losses. As a result, currency fluctuations among the United States dollar and the currencies in which we do business have caused foreign currency transaction gains and losses in the past and will likely do so in the future. Because of the variability of currency exposures and the potential volatility of currency exchange rates, we may suffer significant foreign currency transaction losses in the future due to the effect of exchange rate fluctuations on our future operating results.

Compliance with changing regulations relating to corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and NASDAQ Global Market rules, have required an increased amount of management attention and external resources. We intend to invest all reasonably necessary resources to comply with evolving corporate governance and public disclosure standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We may not succeed in acquiring technology and integrating complementary businesses.

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

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the diversion of management's attention from core business concerns;

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the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

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the loss of key employees from either our current business or any acquired businesses; and

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the assumption of significant liabilities of acquired businesses.

We may be unable to make any future acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by our existing stockholders will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash. If we issue debt securities to finance acquisitions, then the debt holders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of intangible assets in connection with future acquisitions. We might also have to recognize significant amounts of goodwill that will have to be tested periodically for impairment. These amounts could be significant, which could harm our operating results.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Our common stock may continue to have a volatile public trading price and low trading volume.

The market price of our common stock has been highly volatile. Since our initial public offering in August 2000 through July 5, 2007, the price of our common stock on the NASDAQ Global Market has ranged between $54.12 and $1.05. The market has experienced significant price and volume fluctuations for many reasons, some of which may be unrelated to our operating performance.

Many factors may have a negative effect on the market price of our common stock, including:

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public announcements by us, our competitors or others;

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developments concerning proprietary rights, including patents and litigation matters;

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publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

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regulatory developments in both the United States and abroad;

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public concern about the safety or efficacy of new technologies;

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general market conditions and comments by securities analysts; and

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quarterly fluctuations in our revenues and financial results.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business.

We intend to use the proceeds from this offering for research and development, working capital and general corporate purposes, including funding further clinical trials of our lead product candidate, DX-88, in both its lead indications. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. For a further description of our intended use of the proceeds of this offering, see the "Use of Proceeds" section of this prospectus supplement.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $3.18 per share, after giving effect to the sale by us of 9,500,000 shares of common stock offered in this offering, assuming a public offering price of $4.18 per share. In addition, if the underwriters exercise their over-allotment option, you will incur additional dilution.

Anti-takeover provisions in our governing documents and under Delaware law and our shareholder rights plan may make an acquisition of us more difficult.

We are incorporated in Delaware. We are subject to various legal and contractual provisions that may make a change in control of us more difficult. Our board of directors has the flexibility to adopt additional anti-takeover measures.

Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward. Our shareholder rights plan could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirers.

Section 203 of the Delaware General Corporation Law prohibits a person from engaging in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. This provision could have the effect of delaying or preventing a change of control of Dyax, whether or not it is desired by or beneficial to our stockholders.

The provisions described above, as well as other provisions in our charter and bylaws and under the Delaware General Corporation Law, may make it more difficult for a third party to acquire our company, even if the acquisition attempt was at a premium over the market value of our common stock at that time.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in these documents include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities-Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Any statement that is not a statement of historical fact should be considered a forward-looking statement. We often use words or phrases of expectation or uncertainty like "believe," "anticipate," "plan," "expect," "intent," "project," "future," "may," "will," "could," "would" and similar words to help identify forward-looking statements.

Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in these forward-looking statements, which include, but are not necessarily limited to, those relating to:

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our financial resources and future use of cash;

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future product research and development activities, including preclinical studies, clinical trials and collaborations;

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regulatory review and potential approval of our product candidates; and

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competition.

Many factors could cause or contribute to these differences, including the factors described above under the caption "Risk factors." We caution you not place undue reliance on our forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in these documents, particularly the section entitled "Risk factors," before you make an investment decision.

Use of proceeds

We estimate that the net proceeds from this offering, based on an assumed public offering price of $4.18 per share, will be approximately $37.1 million (or $42.7 million if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) the net proceeds to us from this offering by $8.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. Depending on market conditions at the time of pricing of this offering and other considerations, we may sell more or fewer shares than the number set forth on the cover page of this prospectus supplement.

We intend to use the net proceeds from this offering for research and development, including clinical development of DX-88 in the HAE and on-pump CTS indications and preclinical development and discovery research with respect to our product candidates in our pipeline. In addition, we intend to use the net proceeds from this offering for working capital and general corporate purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term interest bearing instruments.

Price range of common stock

Our common stock is traded on The Nasdaq Global Market under the symbol "DYAX." As of July 5, 2007, there were 48,309,510 shares of our common stock outstanding, which were held by approximately 216 common stockholders of record.

The following table sets forth, for the periods indicated, the high and low selling prices for our common stock as reported on NASDAQ Global Market:

	High	Low

Year ended December 31, 2005:
First quarter	$7.53	$3.15
Second quarter	$5.60	$3.04
Third quarter	$6.82	$4.57
Fourth quarter	$5.79	$3.98
Year ended December 31, 2006:
First quarter	$6.38	$4.82
Second quarter	$5.87	$2.63
Third quarter	$3.63	$2.63
Fourth quarter	$3.65	$2.85
Year ending December 31, 2007:
First quarter	$4.69	$2.88
Second quarter	$6.95	$3.95
Third quarter (through July 5)	$4.31	$4.14

On July 5, 2007, the closing price of our common stock as reported by The Nasdaq Global Market was $4.18 per share.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and short-term investments, and capitalization as of March 31, 2007:

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on an actual basis; and

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on an as adjusted basis after giving effect to our sale of 9,500,000 shares of common stock by us in this offering assuming a public offering price of $4.18 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

You should read this table along with our historical consolidated financial statements and related notes and the other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2007
	Actual	As adjusted

	(In thousands, except share and per share data)
Cash, cash equivalents, and short-term investments	$60,891	$98,018

Current portion of long-term obligations	$1,497	$1,497

Obligation to related party	7,000	7,000
Long-term obligations	33,942	33,942

Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.01 par value; 125,000,000 shares authorized; 48,218,883 shares issued and outstanding, actual; and 57,718,883 shares issued and outstanding, as adjusted	482	577
Additional paid-in capital	273,476	310,508
Accumulated deficit	(252,640)	(252,640)
Accumulated other comprehensive income	382	382

Total stockholders' equity	21,700	58,827

Total capitalization	$62,642	$99,769

Each $1.00 increase (decrease) in the public offering price per share would result in an increase (decrease) in as adjusted cash, cash equivalents and short-term investments, additional paid-in capital, total stockholders' equity (deficiency) and total capitalization by $8.9 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. The as adjusted information is illustrative only, and following the completion of this offering, will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The outstanding shares of our common stock outstanding excludes as of March 31, 2007:

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3,852,611 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.00 per share;

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10,250,000 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan of which 1,446,374 shares remain available for future grant; and

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13,859 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan, of which 13,859 shares remain available for future grant.

These amounts do not reflect the additional shares of common stock reserved for issuance under our plans that were approved at our annual meeting of stockholders on May 17, 2007, consisting of (i) 3,600,000 additional shares under our 1995 Equity Incentive Plan and (ii) 300,000 additional shares under our 1998 Employee Stock Purchase Plan.

Dilution

As of March 31, 2007, our unaudited net tangible book value was $20.4 million, or approximately $0.42 per share. Net tangible book value is total assets minus the sum of liabilities and intangible assets. Net tangible book value per share is net tangible book value divided by the total number of shares of common stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 9,500,000 shares of our common stock in this offering, assuming a public offering price of $4.18 per share and after deducting the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of March 31, 2007 would have been $1.00 per share. This amount represents an immediate increase in net tangible book value of $0.58 per share to existing stockholders and an immediate dilution in net tangible book value of $3.18 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$4.18
Net tangible book value per share as of March 31, 2007	$0.42
Increase in net tangible book value per share after giving effect to this offering	0.58

Pro forma net tangible book value per share as of March 31, 2007 after giving effect to the offering		1.00

Dilution in net tangible book value per share to new investors		$3.18

If the underwriters exercise the over-allotment option granted by us in full, the as adjusted net tangible book value as of March 31, 2007 will increase to approximately $1.07 per share, representing an increase to existing stockholders of approximately $0.65 per share, and there will be an immediate dilution of approximately $3.11 per share to new investors.

Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) our as adjusted net tangible book value by $8.9 million, or $0.15 per share, and the dilution in net tangible book value per share to investors in this offering by $0.85 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same. The as adjusted information is illustrative only, and following the completion of this offering, will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock in the calculations above are based on 48,218,883 shares outstanding as of March 31, 2007, assumes no exercise of the underwriters' over-allotment option to purchase up to 1,425,000 additional shares of common stock from us, and excludes, as of that date:

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3,852,611 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.00 per share;

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10,250,000 shares of common stock reserved for issuance under our 1995 Equity Incentive Plan, of which 1,446,374 shares remain available for future grant; and

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13,859 shares of common stock reserved for issuance under our 1998 Employee Stock Purchase Plan, of which 13,859 shares remain available for future grant.

Description of capital stock

Our authorized capital stock currently consists of 125,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

The following summary of certain provisions of our common and preferred stock does not purport to be complete. You should refer to our amended and restated certificate of incorporation and our by-laws, both of which are included as exhibits to our most recent Annual Report on Form 10-K for the year ended December 31, 2006. The summary below is also qualified by provisions of applicable law.

COMMON STOCK

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. See the section of this prospectus supplement entitled "Dividend policy" for further information. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. No shares of preferred stock will be outstanding immediately after the closing of this offering. All shares of common stock that are outstanding as of the date of this prospectus supplement and, upon issuance and sale, all shares we are selling in this offering, are and will be fully-paid and nonassessable.

PREFERRED STOCK

We are currently authorized to issue 1,000,000 shares of preferred stock. Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms, and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by our stockholders.

We believe the power to issue preferred stock will provide our board of directors with flexibility in connection with certain possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of our common stock, restrict their rights to receive payment upon liquidation, and have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

The holders of the shares of common stock issued upon conversion of all series of our former Class A convertible preferred stock were entitled to demand that we register those shares, known as registrable shares, under the Securities Act commencing one year after our initial public offering. Of those holders, only Henry Blair still has the ability to exercise this right because, as our Chairman of the Board, President and Chief Executive Officer, he remains an affiliate of the Company and, therefore, he may require us to file additional registration statements on Form S-3 for the sale of his registrable shares at any time if he is not then able to sell all of his shares under Rule 144. In addition, if we propose to register any more of our securities under the Securities Act after our initial public offering, either for our own account or for the account of other security holders, he is entitled to notice of that further registration and to have his registrable shares included in it. These rights, however, are subject to conditions and limitations, including thresholds as to minimum values of shares required for a demand registration and the right of the underwriters of a registered offering of Dyax to limit the number of shares included in the offering. The holder of registrable shares can require us to file the registration at our expense and, subject to some conditions and limitations, we are required to use our best efforts to effect the registration. The holder of these rights waived his right to have his registrable shares registered under the Securities Act as part of this offering.

ANTI-TAKEOVER MEASURES

Delaware law

Section 203 of the Delaware General Corporation Law is applicable to takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203, Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

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prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

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on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or by-laws, effective 12 months after adoption. Our amended and restated certificate of incorporation and by-laws do not opt out from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring is to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

CHARTER AND BY-LAW PROVISIONS

In addition to the board of directors' ability to issue shares of preferred stock, our amended and restated certificate of incorporation and by-laws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

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our amended and restated certificate of incorporation classifies the board of directors into three classes with staggered three-year terms;

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our amended and restated certificate of incorporation include a provision prohibiting stockholder action by written consent;

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under our amended and restated certificate of incorporation and by-laws, our board of directors may enlarge the size of the board and fill the vacancies;

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our amended and restated certificate of incorporation requires the approval of 66 2/3% of the outstanding capital stock to merge the company into another entity, sell all or substantially all of our assets, or engage in any other business combination not approved by the board of directors;

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our amended and restated certificate of incorporation provides that some of its provisions may only be changed by an affirmative vote of 66 2/3% of our outstanding capital stock;

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our by-laws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

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our by-laws provide that special meetings of stockholders may only be called by the President, Chairman of the Board or by the board of directors; and

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stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice.

SHAREHOLDER RIGHTS PLAN

Our Board of Directors adopted a Shareholder Rights Plan (the "Plan") as set forth in the Rights Agreement, dated as of June 27, 2001, between us and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement"). A series of our preferred stock, designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, was created in accordance with the Rights Agreement. The Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquirer from gaining control of us without offering a fair and adequate price and terms to all of our shareholders. As such, the Plan enhances our board of directors' ability to protect shareholder interests and ensure that shareholders receive fair and equal treatment in the event any proposed takeover of Dyax is made in the future. Pursuant to the Rights Agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. The preferred stock purchase rights are attached to, and trade with, our common stock. The purchase rights are currently exercisable upon the occurrence of certain triggering events described in the Rights Agreement.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

Material United States federal income and estate tax considerations for non-United States holders

The following summary describes the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of common stock acquired in this offering by a non-United States holder (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, administrative pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion assumes that non-United States holders will hold our common stock as a capital asset within the meaning of Section 1221 of the Code (that is, for investment purposes). This discussion does not address all aspects of United States federal taxation that may be relevant to non-United States holders in light of their particular circumstances or that may be relevant to holders subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, certain former United States citizens or residents, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment, partnerships and other pass-through entities, and investors in such pass-through entities. In addition, this discussion does not address any tax consequences arising under the law of any United States state or local or non-United States taxing jurisdiction. Non-United States holders are urged to consult their own tax advisors to determine the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock are urged to consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Except as otherwise described in the discussion of federal estate tax below, a "non-United States holder" is a beneficial holder of common stock that is not a United States holder. A "United States holder" means a beneficial holder of common stock that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) acquires common stock, the tax treatment of a partner therein will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships (including any entities or arrangements treated as a partnership for tax purposes) holding our common stock are urged to consult their tax advisors.

DISTRIBUTIONS

Distributions, if any, on our common stock generally will constitute dividends for United States tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute returns of capital and will first reduce a holder's tax basis, but not below zero, and then will be treated as gain from the sale of our common stock.

Any dividend out of earnings and profits paid to a non-United States holder generally will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a non-United States holder generally will be required to provide us with a properly- executed IRS Form W-8BEN certifying the non-United States holder's entitlement to benefits under that treaty. The Code and Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a non-United States holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity. If a non-United States holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent.

Dividends paid to a non-United States holder that are effectively connected with the non-United States holder's conduct of a trade or business within the United States are not subject to withholding tax. Instead, the effectively connected dividends will be subject to regular United States income tax, generally in the same manner as if the non-United States holder were a United States citizen or resident alien or a domestic corporation, as the case may be. If a holder is eligible for the benefits of a tax treaty, however, effectively connected income generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. A corporate non-United States holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate resulting from an applicable treaty) of the corporate non-United States holder's effectively connected earnings and profits, subject to certain adjustments. In order to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States or to claim the benefits of an income tax treaty, a non-United States holder must generally provide a properly-executed IRS Form W-8ECI, for effectively connected income, or IRS Form W-8BEN, for treaty benefits.

A non-United States holder that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (which we refer to as the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

A non-United States holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

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if the gain is effectively connected with a trade or business of such holder in the United States or, if a tax treaty applies, the gain is attributable to a permanent establishment of the non-United States holder in the United States, the holder will be required to pay tax on the net gain derived from the sale at generally applicable United States federal income tax rates, and corporate non-United States holders may be subject to the branch profits tax at a 30% rate or such lower rate resulting from an applicable income tax treaty;

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if an individual non-United States holder who holds our common stock as a capital asset is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, such holder generally will be required to pay a flat 30% tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which tax may be offset by United States source capital losses (even though the holder is not considered a resident of the United States);

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if the non-United States holder is a former citizen or resident of the United States, the holder may be subject to tax pursuant to the provisions of the Code regarding the taxation of United States expatriates; or

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if we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such non-United States holder's holding period, Section 897 may apply to treat any gain recognized upon a sale or other disposition of our common stock as effectively connected with a trade or business in the United States, taxable in the manner described above, and the purchaser of such stock could be required to withhold income tax in an amount equal to 10% of the purchase price, which amount would be creditable against the non-United States holder's federal income tax due. We believe that we are not, and do not anticipate becoming a United States real property holding corporation. Even if we were treated as a United States real property holding corporation, gain realized by a non-United States holder on a disposition of our common stock would not be subject to United States federal income tax under Code Section 897 so long as (1) the non-United States holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder's holding period and (2) our common stock is regularly traded on an established securities market. We believe for these purposes that our common stock will be treated as so traded.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

Payments of dividends on or proceeds from the disposition of stock made to a non-United States holder may be subject to backup withholding (currently at a rate of 28%) unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a properly-executed IRS Form W-8BEN or other appropriate Form W-8.

Under current United States federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a United States office of a broker unless the disposing holder certifies as to its non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-United States office of a non-United States broker. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a United States person.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

An individual who at the time of death is not a citizen or resident of the United States and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for United States federal income tax purposes. Some individuals, therefore, may be "non-United States holders" for United States federal income tax purposes, but not for United States federal estate tax purposes, and vice versa.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares

UBS Securities LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total	9,500,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

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receipt and acceptance of our common stock by the underwriters; and

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the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,425,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,425,000 shares:

	No exercise	Full exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $200,000.

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of, or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may in their sole discretion release all or some of the securities from these lock-up agreements.

If during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day lock-up period and ends on the last day of the 90-day lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, then the 90-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

INDEMNIFICATION AND CONTRIBUTION

We will indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

Our common stock is listed on The Nasdaq Global Market under the symbol "DYAX."

PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

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stabilizing transactions;

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short sales;

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purchases to cover positions created by short sales;

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imposition of penalty bids;

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syndicate covering transactions; and

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passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked short sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market, compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

AFFILIATIONS

Certain of the underwriters and their affiliates have provided and may provide commercial banking, financial advisory and investment banking services for us for which they receive fees.

Notice to investors

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

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to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

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in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression "offered to the public" in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

UNITED KINGDOM

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

FRANCE

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N7 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, with "qualified investors" and "limited circle of investors" having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offer or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

ITALY

The offering of shares of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, shares of our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus or any other documents relating to shares of our common stock or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522.

Any offer, sale or delivery of shares of our common stock or distribution of copies of this prospectus or any other document relating to shares of our common stock or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing shares of our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of common stock it purchased in the offering occurs in compliance with applicable laws and regulations.

This prospectus supplement and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason.

No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading "European Economic Area" above shall apply to Italy.

GERMANY

Shares of our common stock may not be offered or sold or publicly promoted or advertised by any underwriter in the Federal Republic of Germany other than in compliance with the provisions of the German Securities Prospectus Act (Wertpapierprospektgestz—WpPG) of June 22, 2005, as amended, or of any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

SPAIN

Neither the common stock nor this prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

SWEDEN

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act [lagen (1991:980) om handel med finasiella instrument] nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

SWITZERLAND

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters' prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Legal matters

The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts. Nathaniel S. Gardiner, a partner of Edwards Angell Palmer & Dodge LLP, is our corporate secretary. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.

Experts

The financial statements, financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus supplement and before the sale of all the securities covered by this prospectus supplement; provided, however, that we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 13, 2007;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

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our Current Reports on Form 8-K dated February 14, 2007, February 20, 2007, April 26, 2007, May 3, 2007 and May 17, 2007, filed with the SEC on February 21, 2007, February 26, 2007, May 2, 2007, May 4, 2007 and May 22, 2007, respectively;

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the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 1, 2000, which description thereof is contained in the prospectus included in our Registration Statement on Form S-1 (File No. 333-37394), including any amendment or reports filed for the purpose of updating such description; and

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the description of our preferred stock purchase rights in our registration statement on Form 8-A, filed with the SEC on June 27, 2001.

You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139

PROSPECTUS

DYAX CORP.

11,000,000 Shares

COMMON STOCK AND WARRANTS

        We may offer to the public shares of our common stock and warrants to purchase our common stock from time to time in one or more issuances.

        This prospectus provides you with a general description of our common stock. Each time we sell shares of our common stock or warrants to purchase our common stock we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" beginning on page 5 of this prospectus before you make your investment decision.

        Our common stock trades on the Nasdaq National Market under the symbol "DYAX."

        Investing in our common stock involves risks and you should carefully consider those risk factors included in a prospectus supplement and our most recently filed Annual Report on Form 10-K. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is May 3, 2006

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information that we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Note Regarding Trademarks

        Dyax and the Dyax logo are registered trademarks of Dyax Corp. All other trademarks or service marks appearing in this prospectus and the documents we incorporate by reference are the property of their owners.

i

DYAX CORP.

        We are a biopharmaceutical company focused on the discovery, development and commercialization of novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications. We use our proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

        Our lead product candidate, DX-88, is a recombinant form of a small protein that is currently in clinical trials for its therapeutic potential in two separate indications. In collaboration with Genzyme Corporation, we have successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE). In January, 2006, we treated our last patient in a third Phase II trial and we commenced a pivotal Phase III trial in December, 2005. Independently, we have successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during certain on-pump heart procedures, specifically coronary artery bypass graft (CABG) surgery, and we are currently in partnering discussions for further development of DX-88 in this indication. Furthermore, as we continue to negotiate with potential partners, we have designed a Phase IIb study to be started as soon as practical to ensure the continuing development of this valuable asset. DX-88 has orphan drug designation in the US and EU, as well as Fast Track designation in the US for the treatment of angioedema.

        In addition to our clinical stage programs, we have 12 other product candidates in our discovery and development pipeline, one of which is currently in formal development. The most advanced of these product candidates is DX-2240, a fully human monoclonal antibody that targets the Tie-1 receptor, a protein receptor that scientists believe is important in the process of tumor blood vessel formation known as angiogenesis. DX-2240 offers a novel mechanism of action for inhibiting tumor growth, which we believe may have potential application in the treatment of various types of cancer. All of the compounds in our pipeline were discovered using our proprietary phage display technology which rapidly generates product candidates that bind with high affinity and specificity to therapeutic targets. Although this technology is used primarily to advance our own internal development activities, we also leverage this technology broadly with over 75 revenue generating licenses and collaborations. Currently, 12 product candidates that were generated by licensees using our technology are in clinical development, and we estimate that over 70 additional product candidates that were generated using our technology are in various stages of research and pre-clinical development. We are entitled to receive milestones and royalties from our licensees and collaborators to the extent that any of these product candidates advance in development and are ultimately commercialized.

        Our business strategy is to build a broad portfolio of biotherapeutic products developed using our proprietary phage display technology. In the near term, we expect to focus our efforts on completing the clinical development of DX-88 for the treatment of HAE and obtaining market approval of DX-88 in the U.S. in that indication in the second half of 2007. In addition, we expect to move forward on the clinical development of DX-88 as a treatment for patients undergoing CABG surgery, and to advance up to three pre-clinical product candidates, including DX-2240, into development in 2007. In the long term, we expect that we, together with our licensees and collaborators, will continue to use our technology and expertise to identify and develop new products and work to bring those products to the marketplace on a regular basis. We do not expect to generate profits until the therapeutic products from our development portfolio reach the market after being subjected to the uncertainties of the regulatory approval process.

        We incorporated in Delaware in 1989 and merged with Protein Engineering Corporation in August 1995. Our principal executive offices are located at 300 Technology Square, Cambridge, Massachusetts, 02139 and our telephone number is (617) 225-2500.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors contained in a prospectus supplement as well as those set forth in our most recently filed periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or included in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business, operating results and financial condition and could result in a complete loss of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement, and the documents we incorporate by reference may contain forward-looking statements. Generally, the forward-looking statements use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will" and similar terms. Without limiting the foregoing, these forward-looking statements include statements about:

  •
  expected future revenues, operations and expenditures;

  •
  results of clinical trials and projected timetables for the preclinical and clinical development of, regulatory submissions and approvals for, and market introduction of, our product candidates, including our lead product candidate—DX-88 for HAE;

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  research and development programs;

  •
  projected cash needs;

  •
  assessments of competitors and potential competitors;

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  income tax benefits;

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  credit facilities; and

  •
  collaborations.

        Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus or the documents we incorporate by reference. Many factors could cause or contribute to these differences, including the factors referred to above under the caption "Risk Factors." The forward-looking events discussed in this prospectus or any documents we incorporate by reference might not occur. Accordingly, you should not place undue reliance on our forward-looking statements.

        You should carefully read this entire prospectus and any prospectus supplements, particularly the section entitled "Risk Factors," before you make an investment decision.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include:

  •
  working capital;

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  capital expenditures;

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  research and development expenditures;

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  clinical trial expenditures;

  •
  acquisitions of new technologies and investments; and

  •
  the repayment, refinancing, redemption or repurchase of future indebtedness or capital stock.

        Additional information on the use of net proceeds from the sale of common stock offered by this prospectus may be set forth in the prospectus supplement relating to that offering.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by us in this prospectus:

  (1)
  directly to purchasers;

  (2)
  through agents;

  (3)
  through dealers;

  (4)
  through underwriters; or

  (5)
  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

  (1)
  at a fixed price or prices, which may be changed;

  (2)
  at market prices prevailing at the time of sale;

  (3)
  at prices related to the prevailing market prices; or

  (4)
  at negotiated prices.

        We may solicit directly offers to purchase securities. We may also designate agents from time to time to solicit offers to purchase securities. Any agent, who may be deemed to be an "underwriter" as that term is defined in the Securities Act of 1933, may then resell the securities to the public at varying prices to be determined by that agent at the time of resale.

        If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement that will be used by them together with this prospectus to make resales of the securities to the public. In connection with the sale of the securities offered, these underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions. Underwriters may also receive commissions from purchasers of the securities.

        Underwriters may also use dealers to sell securities. If this happens, these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

        Any underwriting compensation paid by us to underwriters in connection with the offering of the securities offered in this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that they may be required to make in respect of these liabilities. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

        If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers, or other persons to solicit offers by certain institutions to purchase the securities offered by us under this prospectus pursuant to contracts providing for payment and delivery on a future date or dates. The obligations of any purchaser under any these contracts will be subject only to those conditions described in the applicable prospectus supplement, and the prospectus supplement will set forth the price to be paid for securities pursuant to these contracts and the commissions payable for solicitation of these contracts.

        Any underwriter may engage in over-allotment, stabilizing and syndicate short covering transactions and penalty bids in accordance with Regulation M of the Securities Exchange Act of 1934. If we offer securities in an "at the market" offering, stabilizing transactions will not be permitted. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

        Our common stock is listed on the Nasdaq National Market. Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject (if applicable) to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but these underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any of the securities we may offer from time to time for trading on an exchange or on the Nasdaq National Market, but we are not obligated to do so.

        The anticipated date of delivery of the securities offered hereby will be set forth in the applicable prospectus supplement relating to each offering.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our common stock. These warrants may be issued independently or together with common stock offered by this prospectus and may be attached to or separate from such common stock. If warrants are issued, they will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants being offered.

        The applicable prospectus supplement will describe the following terms of common stock warrants offered under this prospectus:

  (1)
  the aggregate number of shares of common stock issuable upon exercise of such warrants;

  (2)
  the issue price or prices of the warrants;

  (3)
  the exercise price at which the warrants are exercisable;

  (4)
  any provisions for adjustment of (a) the number or amount of shares of common stock receivable upon exercise of the warrants or (b) the exercise price;

  (5)
  if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

  (6)
  if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

  (7)
  any other terms, including terms, procedures and limitations relating to exchange and exercise;

  (8)
  the commencement and expiration dates of the right to exercise; and

  (9)
  the maximum or minimum number that may be exercised at any time.

        Each warrant will entitle the holder to purchase for cash the shares of common stock at the applicable exercise price set forth in, or determined as described in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Warrants may be exercised by delivering to the corporation trust office of the warrant agent or any other officer indicated in the applicable prospectus supplement (a) the warrant certificate properly completed and duly executed and (b) payment of the amount due upon exercise. As soon as practicable following exercise, we will forward the shares of common stock purchasable upon exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

LEGAL MATTERS

        Edwards Angell Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, will give us an opinion on the validity of the securities offered by this prospectus and any accompanying prospectus supplement. Nathaniel S. Gardiner, a partner of Edwards Angell Palmer & Dodge LLP, is our corporate secretary.

EXPERTS

        The financial statements, financial statement schedule, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.dyax.com. The contents of our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the prospectus and before the sale of all the securities covered by this prospectus; provided, however, that we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 3, 2006;

  •
  our Current Report on Form 8-K filed with the SEC on February 27, 2006;

  •
  the description of our common stock contained in the prospectus included in our Registration Statement on Form S-1 (File No. 333-37394), including any amendment or reports filed for the purpose of updating such description; and

  •
  the description of our preferred stock purchase rights in our registration statement on Form 8-A, filed with the SEC on June 27, 2001.

        You may request a copy of these filings, at no cost, by telephoning our Investor Relations department at (617) 225-2500 or writing us at:

Investor Relations
Dyax Corp.
300 Technology Square
Cambridge, Massachusetts 02139